Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 20, 2020, is entered into by and among Majesco Limited, a public limited company domiciled in India (the “Principal Stockholder” or “Majesco Limited”), which is the majority shareholder of Majesco, a California corporation (the “Company”), the Company, Magic Intermediate, LLC, a Delaware limited liability company (“Parent”), and Magic Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Principal Stockholder, the Company, Parent and Merger Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the Transactions.

B. As of the date hereof, Principal Stockholder is the sole record and beneficial owner of the Existing Shares (as defined herein) reflected in Schedule 1 attached hereto.

C. To induce and as a condition to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Principal Stockholder (in its capacity as such) has agreed to enter into this Agreement.

D. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

E. References to “meeting” in relation to Principal Stockholder and/or “Principal Stockholder Shareholder Meeting”, unless repugnant to the context thereof, includes electronic voting, postal ballot, postal ballot through electronic voting, physical meeting(s) or virtual meeting(s) of the members of Principal Stockholder in accordance with the provisions of the (Indian) Companies Act, 2013.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Written Consent; Voting; Return of Proxy; Proxy.

(a) Written Consent. The Principal Shareholder shall, on or prior to the date hereof, provide the Parent with a certified true copy of the resolution passed by the board of directors of the Principal Stockholder (such resolution, “Principal Stockholder Board Resolution”) (i) approving this Agreement and the disinvestment of the Principal Stockholder's entire share of the Company Common Stock (the "Principal Stockholder Divestment") pursuant to the Merger and (ii) resolving to issue notice through postal ballot (such notice, the “Postal Ballot Notice”) to the members of the Principal Stockholder for their approval of the Principal Stockholder Divestment pursuant to the Merger (such approval, the “Principal Stockholder Shareholder Approval”) in accordance with the (Indian) Companies Act, 2013. The Principal Stockholder shall ensure that the Postal Ballot Notice is issued to each member of the Principal Stockholder no later than 4 (four) Business Days from the date hereof. If Principal Stockholder obtains the Principal Stockholder Shareholder Approval pursuant to and in accordance with the Postal Ballot Notice, Principal Stockholder shall, (i) immediately, and in no event later than 24 (twenty-four) hours of such receipt, notify the stock exchanges in India of the Principal Stockholder Shareholder Approval and (ii) in accordance with the CCC, deliver the Written Consent in the Form attached as Exhibit A hereto within one (1) Business Day following the publication through the stock exchange in India of the voting results of the shareholders’ resolution pursuant to the Postal Ballot Notice.

(b) Voting. Subject to receipt of the Principal Stockholder Shareholder Approval, at any meeting of the stockholders of the Company (the “Stockholders”) and at every adjournment or postponement thereof, and on any action by or approval by written consent with respect to any of the following matters, Principal Stockholder shall vote or cause all of its Covered Shares to be voted (in each case, including via proxy) in accordance with such procedures related thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (A) for adoption and approval of the Merger Agreement and the Transactions and (B) against: (1) any Acquisition Proposal (other than the Merger), or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, prevent, interfere or materially delay or effect the consummation of the Merger and the other Transactions, (2) any action that is intended to, or would reasonably be expected to, result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement that would result in any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied, (3) any action that would prevent, interfere or materially delay or that is intended to, or would reasonably be expected to, prevent, interfere or materially delay, the consummation of the Merger and the other Transactions or (4) any change in any manner to the voting rights of any Stockholders. Principal Stockholder shall not take or agree to take any action which it has agreed not to take in this Section 1(b).

2. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Principal Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement and the Merger Agreement, Principal Stockholder shall not, without the prior written consent of Parent, (i) Transfer (as defined below) or consent to any Transfer of any or all of the Covered Shares without the prior written consent of Parent, (ii) grant any proxy, power-of-attorney or other authorization or consent or execute any agreement, arrangement, commitment or undertaking, whether or not in writing, in or with respect to any or all of the Covered Shares (other than the Written Consent or any proxy, power-of-attorney or other authorization or consent executed and delivered for the benefit of Parent and in accordance with the Merger Agreement and this Agreement, which will not require the prior written consent of Parent), with any such prohibited proxy, power-of-attorney, authorization, consent, agreement, arrangement, commitment or undertaking granted or purported to be granted by Principal Stockholder being null and void ab initio, or (iii) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or other arrangement with respect to any or all of the Covered Shares. Any attempted Transfer of the Covered Shares or any interest therein in violation of this Section 2(a) shall be null and void ab initio.

(b) No Solicitation, Discussion or Negotiation.

(i) Commencing on the date hereof, Principal Stockholder shall not, and shall cause Principal Stockholder’s directors, Affiliates and Representatives not to, directly or indirectly, take or fail or take (as applicable) any of the actions set forth in Section 7.2 of the Merger Agreement. From and after the date hereof, Principal Stockholder shall, and shall cause its directors, Affiliates and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations being conducted with any Persons other than Parent and its Representatives with respect to any Acquisition Proposal; provided, however that, notwithstanding the foregoing, until the date and time on which the Written Consent is delivered to Parent, Principal Stockholder and its Affiliates may participate in discussions or negotiations with any Person regarding an Acquisition Proposal if (and solely to the extent that), at such time (and only for such time as), the Company is permitted to engage in discussions or negotiations with such Person regarding an Acquisition Proposal pursuant to Section 7.2 of the Merger Agreement, on the terms and subject to the conditions set forth therein.

3. Additional Agreements.

(a) Principal Stockholder Shareholder Meeting. Principal Stockholder hereby agrees to undertake, in accordance with applicable Law and Principal Stockholder’s organizational and formation documents, all actions necessary to (i) notify the Parties immediately, and in no event later than 9 pm Indian Standard Time on August 25, 2020, of the result of the votes of its shareholders pursuant to the Postal Ballot Notice and (ii) provide to its shareholders and the applicable Indian stock exchanges all communications that are required or advisable under applicable Law, in each case promptly and, in any event, within the time periods (if any) required under applicable Law and Principal Stockholder’s organizational and formation documents.

(b) Certain Events(c) . In the event of any dividend, subdivision, reclassification, recapitalization, split, reverse split, split-up, distribution, combination, exchange of shares or similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined below) by Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the Principal Stockholder’s obligations hereunder shall automatically attach to any such Additional Owned Shares issued to or acquired by Principal Stockholder to the same extent as if they comprised the Covered Shares on the date hereof.

(c) Commencement or Participation in Actions; Waiver of Appraisal Rights. Principal Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any appraisal, dissenters’ and similar rights (including under Chapter 13 of the CCC or otherwise) in connection with the Transactions or the Merger Agreement. Principal Stockholder hereby irrevocably and unconditionally waives all appraisal rights, dissenters’ rights and similar rights arising under Chapter 13 of the CCC or otherwise with respect to all of the Covered Shares in connection with the Transactions or the Merger Agreement.

(d) Additional Owned Shares. Principal Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

(e) Equity Awards. Principal Stockholder shall take all actions necessary to accelerate the vesting of all outstanding equity awards issued under the Principal Stockholder’s Employee Stock Option Scheme of Majesco Limited — Plan 1 (the “ESOP”) to employees of the Company and its subsidiaries (the “Awards”), including submitting amendments to the ESOP required to effectuate such acceleration and vesting to its shareholders for approval at the Principal Stockholder Shareholder Meeting in accordance with applicable Law. Following receipt of such approval, Principal Stockholder shall satisfy all of its obligations under the ESOP to the holders of such awards which have validly exercised their rights under such Awards as promptly as practicable in accordance with applicable Laws and cancel all awards that require such cancellation under applicable Laws.

(f) No Objection Certificate. Principal Stockholder shall promptly, and in any event prior to the Effective Time, procure the No Objection Certificate and deliver to the Parent a copy of the No Objection Certificate obtained from the Indian Tax Authority certifying that the Indian Tax Authority has no objection to the Principal Stockholder Divestment, without any attendant conditions being imposed on the Principal Stockholder Divestment which could prevent the consummation of the Transaction. It is clarified that for any other attendant condition, the Principal Stockholder and Parent shall enter into good faith discussions with respect to such condition, with the end objective to consummate the Principal Stockholder Divestment.

(g) Use of Name. Subject to applicable Law relating to the exchange of information, Parent shall have the right to review in advance and, to the extent reasonably practicable, Principal Stockholder will consult with Parent on and consider in good faith the views of Parent in connection with, all of the information relating to Parent or its other Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.

(h) Transition Services.

(i) For a period of six (6) months following the Closing (the “Initial Transition Period”) and any applicable Extension Period as set forth below (together with the Initial Transition Period, the “Transition Period”), Principal Stockholder shall provide the following services to Majesco Software and Solutions India Private Limited (“MSSIPL”) to MSSIPL: (A) all of the services provided by Farid Kazani (Managing Director and Group CFO), Varika Rastogi (Company Secretary), Kunal Karan (CFO), N. P. Pai (Director Finance) and Neha A. Sangam (Administrator Legal), all of whom are employees of Principal Stockholder, to MSSIPL in the twelve (12)-month period prior to the execution of the Merger Agreement, including pursuant to the Cost Sharing Agreement, dated April 1, 2019, by and between Majesco Limited and MSSIPL (the “Personnel Services”); and (B) at cost, all reasonable support to either transfer any existing insurance plans held by Principal Stockholder and relied upon by the Company or any of its Subsidiaries (“Shared Insurance Plans”) or for the Company or its Subsidiaries to establish replacement insurance plans (clauses (A) and (B), collectively, the “Transition Services”). The Company (or MSSIPL, at the Company’s election) shall pay the Principal Stockholder $48,326 per month for the Principal Stockholder’s provision of the Personnel Services, payable by the Company (or MISSIPL) in arrears within thirty (30) days following the Company’s receipt of an invoice. During the Transition Period, Principal Stockholder shall not terminate the employment of any of the employees providing the Personnel Services except in connection with a termination for cause. In the event that any such employee terminates its employment relationship with Principal Stockholder prior to the end of the Transition Period, Principal Stockholder shall use commercially reasonable efforts to continue to perform the Personnel Services without impact to MSSIPL.

(ii) To the extent requested by MSSIPL or the Company, during the Transition Period, Principal Stockholder shall provide at cost any additional services that were provided by Principal Stockholder to the Company or any of its Subsidiaries in the twelve (12)-month period prior to the execution of the Merger Agreement but that are not currently contemplated under this Agreement or otherwise under the Cost Sharing Agreement referenced in Section 3(h)(i).

(iii) The Company may extend the period of time for which any Transition Services are provided beyond the initial six (6)-month period for as many as two (2) additional one (1)-month periods (each such extended period, an “Extension Period”) by providing written notice to Principal Stockholder at least thirty (30) days prior to the end of the Initial Transition Period.

(iv) The Company may terminate the provision of any Transition Service (in whole or in part, including the provision of services by any individual person) for convenience upon written notice to the Principal Stockholder on fifteen (15) days prior written notice to Principal Stockholder, and, immediately upon such termination, all costs and fees associated with the terminated portion of the Transition Services (including in the case of the termination of the services of an individual person, the portion of the fee attributable to that person’s salary and other costs) will no longer be due or paid by the Company.

(v) The Principal Stockholder shall use its best efforts to promptly transfer its right, title, and interest in that certain Master Software License Agreement, dated June 7, 2012, by and among Principal Stockholder, MSSIPL and State Farm Automobile Insurance Company (“State Farm Contract”) to the Company or one of its Subsidiaries or to remove itself as a party to the State Farm Contract. Principal Stockholder shall promptly remit any amounts received by Principal Stockholder or any of its Affiliates under the State Farm Contract following the Closing to the Company or MSSIPL (as directed by the Company).

(i) Intellectual Property Assignment. To the extent Principal Stockholder owns any Intellectual Property related to the Company or its Subsidiaries’ businesses in any jurisdiction (the “Retained Intellectual Property”), Principal Stockholder hereby assigns and conveys to Company all right title and interest in and to such Company Intellectual Property and all related intellectual property rights, in each case, free and clear of any and all liens and without further consideration or any obligations, restrictions or other limitations whatsoever, including any on the use, ownership or disposition of any such Retained Intellectual Property. Principal Stockholder waives and agrees not to assert any and all rights in any Retained Intellectual Property. Principal Stockholder agrees that the Company and its licensees shall have sole discretion with regard to how and for what purposes any Retained Intellectual Property is used or distributed. At the Company’s request, Principal Stockholder agrees to (A) perform any acts to transfer, perfect and defend the Company’s ownership of any Retained Intellectual Property or intellectual property rights therein, including, but not limited to: (i) executing all documents (including any additional assignment documents to the Company) for filing an application or registration for protection of the Inventions (an “Application”), (ii) explaining the nature of the Retained Intellectual Property to persons designated by the Company, (iii) reviewing applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications and (B) perform any acts to assist the Company in defending and enforcing any rights in the Retained Intellectual Property.

(j) Termination of Intercompany Agreements. Effective as of the Closing Date, the Parties agree to terminate all Contracts between Principal Stockholder on the one hand, and the Company or any of its Subsidiaries on the other hand, other than this Agreement, the Business Transfer Agreement, dated April 1, 2019, by and between Principal Stockholder and MSSIPL and the Leave & License Agreement, dated May 16, 2019, as amended, including the following: (i) the Memorandum of Understanding, dated August 2, 2016; (ii) the Memorandum of Understanding, dated May 16. 2019; and (iii) the Cost Sharing Agreement, dated April 1, 2019.

4. Representations and Warranties of Principal Stockholder. Principal Stockholder represents and warrants to each of Parent and Merger Sub as to itself as follows:

(a) Title. Principal Stockholder is the sole record and beneficial owner of the Existing Shares. The Existing Shares constitute all of the Company Common Stock owned of record or beneficially by Principal Stockholder on the date hereof. Principal Stockholder has sole voting power with respect to all of the Covered Shares, and none of the Covered Shares are subject to any voting trust, voting agreement or other arrangement with respect to the voting of the Covered Shares, except pursuant to the terms of this Agreement. Except as permitted or required by this Agreement, the Covered Shares (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Encumbrances whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Organization and Qualification. Principal Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. Principal Stockholder has all necessary power and authority and shall undertake all action necessary in order to execute and deliver this Agreement and perform all of Principal Stockholder’s obligations under this Agreement, and except for the receipt of the Principal Stockholder Shareholder Approval, no other proceedings or actions on the part of Principal Stockholder or its board of directors or other entity governing body or any other Person are necessary to authorize the execution, delivery and performance by Principal Stockholder of this Agreement.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by the Company, Parent and Merger Sub, constitutes a legal, valid and binding obligation of Principal Stockholder, enforceable against Principal Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e) No Conflict; Consents.

(i) The execution and delivery of this Agreement by Principal Stockholder does not, and the performance by Principal Stockholder of its obligations under this Agreement and the compliance by Principal Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any material Laws applicable to Principal Stockholder, or the constitutional documents of Principal Stockholder; or (b) result in any material breach or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Principal Stockholder is a party or by which Principal Stockholder is subject.

(ii) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Principal Stockholder in connection with the execution and delivery of this Agreement or the performance by Principal Stockholder of the obligations contemplated hereby. In providing this representation, Principal Stockholder notes that consummation of the Closing is conditioned upon receipt of approval by the Reserve Bank of India.

(f) Absence of Litigation. As of the date hereof, to the best of the Principal Stockholder’s knowledge, there is no material Proceeding pending against, or, to the knowledge of Principal Stockholder, threatened against or affecting Principal Stockholder that would reasonably be expected to impair the ability of Principal Stockholder to perform its obligations hereunder on a timely basis.

(g) Sufficiency of Assets. As of the date hereof and as of the Closing Date, (y) all Company Intellectual Property is owned or validly licensed by the Company and (z) the Company or one of its Subsidiaries, as applicable, owns or has sufficient rights (and as of the Closing will continue to own or have sufficient rights) pursuant to a valid and enforceable right, license or leasehold interest in or to all of the property and assets, whether tangible or intangible, (i) necessary for, used or held for use or useful in the conduct of the business of the Company and its Subsidiaries as presently conducted and as conducted in the twenty-four (24) months prior to the date hereof, (ii) located on its premises to the extent related to the business of the Company and its Subsidiaries, or (iii) reflected on the consolidated balance sheets included in or incorporated by reference into the Company Reports or acquired since March 31, 2020, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Immediately after the Closing, such assets will be owned or available for use by Parent and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used such assets immediately prior to the Closing, without payment of additional amounts or consideration, and no consent of, or intimation to, a Governmental Entity or third party will be required prior to the execution of this Agreement or completion of the Transactions contemplated herein, and for the avoidance of doubt, except as set forth in Section 5.22 of the Company Disclosure Letter to the Merger Agreement, neither Magic Limited nor any other Person will continue to own any assets used or useful in, or otherwise related to, the business of the Company and its Subsidiaries after the Closing.

5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub severally, and not jointly and severally, represent and warrant to Principal Stockholder as to itself as follows:

(a) Organization and Qualification. Such Party is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority. Such Party has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform all of its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Party or its board of directors or managers or any other Person are required to authorize the execution, delivery or performance by such Party of this Agreement and the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by such Party, and, assuming due authorization, execution and delivery of this Agreement by Principal Stockholder and Company, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6. Termination.

(a) Term. The term of this Agreement shall commence on the date hereof and shall immediately terminate upon the earliest of, without the need for any further action by any Person, (i) the mutual written agreement of the Parties, (ii) the consummation of the Closing or (iii) the termination of the Merger Agreement pursuant to Article IX therein (the “Termination Date”, and the period of time from the date hereof to and including the effective date of such mutual written agreement, in the case of the foregoing clause (i), the Closing Date, in the case of the foregoing clause (ii), or the Termination Date, in the case of the foregoing clause (iii), the “Term”).

7. Miscellaneous.

(a) Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by email; or on the two (2) Business Days after deposit with an overnight courier, if sent by an overnight courier. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7(a):

If to the Company:

Majesco
412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960
Attention:	Lori Stanley
Telephone:	(973) 461-5200
Email:	Lori.Stanley@majesco.com

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention:	Valérie Demont and John Tishler
Telephone:	(212) 634-3040
(858) 720-8943
Email:	vdemont@sheppardmullin.com
jtishler@sheppardmullin.com

If to Principal Stockholder:

Majesco Limited
MNDC, MBP-P-136, Mahape,
Navi Mumbai – 400 710,
Maharashtra, India
Attention:	Mr. Farid Kazani
Telephone:	+91-22-6150 1800
Email:	Farid.Kazani@majesco.com

with a copy to (which shall not constitute notice):

Khaitan & Co
One Indiabulls Centre Tower 1, 13th Floor 841 Senapati Bapat Marg Mumbai, 400013 India
Attention:	Sudhir Bassi and Soumya Mohapatra
Telephone:	+ 91 22 6636 5000
Email:	sudhir.bassi@khaitanco.com
Soumya.mohapatra@khaitanco.com

If to Parent or Merger Sub:

c/o Thoma Bravo, L.P. 600 Montgomery Street, 20th Floor San Francisco, CA 91444
Attention:	A.J. Rohde and Matt LoSardo
Email:	arohde@thomabravo.com, mlosardo@thomabravo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, Illinois 60654
Attention:	Theodore A. Peto, P.C., Bradley C. Reed, P.C. and Aisha P. Lavinier
Email:	tpeto@kirkland.com, bradley.reed@kirkland.com, aisha.lavinier@kirkland.com

(b) Entire Agreement. This Agreement (including the schedules and exhibits referred to in this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to the subject matters hereof.

(c) Merger Agreement. Sections 7.11, 10.2(b)(iv), 10.2(b)(vi), 10.2(b)(vii) 10.2(b)(ix), 10.4, 10.8, 10.12 and 10.13 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement.

(d) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Principal Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Principal Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

(e) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement:

“Additional Owned Shares” means all shares of Company Common Stock that Principal Stockholder may own of record or beneficially and acquire after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or its Subsidiaries (or any of their respective officers or directors) shall constitute an Affiliate of Principal Stockholder.

“beneficial ownership” (and related terms such as “owned beneficially”, “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day ending at 11:59 p.m. IST other than a Saturday or Sunday or a day on which banks in the City of New York, the State of California or India are required or authorized by Law to close.

“Covered Shares” means the Existing Shares and Additional Owned Shares.

“Existing Shares” means all of the shares of Company Common Stock that are owned beneficially or of record by Principal Stockholder as of the date hereof, which shares are forth opposite Principal Stockholder’s name on Schedule 1 hereto.

“Transfer” means, with respect to any Covered Share, the direct or indirect (a) transfer, pledge, hypothecation, encumbrance, assignment, exchange, transfer or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution, operation of law or otherwise), either voluntary or involuntary, of such Covered Share or any interest therein or the beneficial ownership thereof or (b) any agreement, arrangement, commitment or understanding whether or not in writing, to effect any of the actions referred to in the foregoing clause (a) (in each case other than this Agreement).

(f) Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies that a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the courts of the State of California without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

(h) Governing Law and Venue; Submission to Jurisdiction; Arbitration of Disputes. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(i) Except as permitted under Section 7(f), any dispute arising out of or relating to this Agreement shall be exclusively and finally settled by confidential arbitration in accordance with the rules of the American Arbitration Association. Unless otherwise agreed in writing by the parties, the arbitral tribunal shall consist of three arbitrators and the seat of the arbitration shall be in the State of California. All arbitration proceedings, including all written submissions and evidence provided, shall be confidential and shall not be disclosed to any third party, except to the extent: (i) required by applicable law, (ii) required in connection with any court application for interim relief or post-arbitration confirmation or enforcement proceedings, or (iii) all other parties to the arbitration proceedings consent to the disclosure. The arbitration hearing shall be held as promptly as possible, and in any event, within twelve months after the filing of the arbitration demand with the AAA. The award shall be enforceable in any court of competent jurisdiction. The Parties undertake to carry out any decision or award of the tribunal without delay.

(j) Disclosure.

(i) Parent and Merger Sub hereby acknowledge that Principal Stockholder is required under the laws of its incorporation to disclose this Agreement and the contents contained herein to its stockholders, the Indian Stock Exchanges where its equity shares are listed, and the Reserve Bank of India for the purpose of obtaining its consent to the Transactions. Accordingly, Principal Stockholder shall be permitted to disclose this Agreement and the contents contained herein for such purposes and as otherwise required by applicable Law.

(ii) Principal Stockholder hereby consents to and authorizes the publication and disclosure by the Company, Parent and Merger Sub of Principal Stockholder’s identity and holding of the Covered Shares, and this Agreement and the contents contained herein in any press release, Form 10-K, proxy statement and any other disclosure document required in connection with the Merger Agreement and the Transactions.

(k) Modification or Amendment. This Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed by all of the Parties.

(l) Further Assurances. Principal Stockholder agrees, from time to time, at the reasonable request of Parent or Merger Sub and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(m) Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination date, in furtherance of this Agreement, Principal Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Termination Date.

[Signatures on Following Pages.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Principal Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

MAGIC INTEREMEDIATE, LLC

/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	President and Assistant Secretary

MERGER SUB:

MAGIC MERGER SUB, INC.

/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	President and Assistant Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Principal Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PRINCIPAL STOCKHOLDER:

MAJESCO LIMITED

/s/ Farid Kazani
Name:	Farid Kazani
Title:	Managing Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Principal Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

MAJESCO

By	/s/ Adam Elster
	Name:	Adam Elster
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

Stockholder Written Consent

Majesco

Action by Written Consent of the Stockholders
Pursuant to Section 603 of the California Corporations Code of the State of California

The undersigned stockholder of Majesco, a California corporation (the “Company”), being the holder of a majority in voting power of the issued and outstanding shares of common stock of the Company, par value $0.002 per share (the “Common Stock”), of the Company, constituting the requisite vote of the stockholders of the Company, pursuant to Section 603 of the California Corporations Code, as amended (“CCC”), and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof, DOES HEREBY CONSENT to the adoption of, and DOES HEREBY ADOPT the following resolutions in lieu of a meeting of the holders of Common Stock (the “Stockholders”) with the same force and effect as if taken at a duly convened meeting of the Stockholders. This written consent may be executed in one or more counterparts and shall become effective upon the execution of this Written Consent by the undersigned Stockholder. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, the board of directors of the Company (the “Board”) has (a) unanimously approved and declared advisable that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, including the exhibits and schedules thereto, the “Merger Agreement”), dated as of July 20, 2020, by and among Magic Intermediate, LLC, a Delaware limited liability company (“Parent”), Magic Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, and the transactions contemplated thereby (including, but not limited to the Merger, collectively, the “Transactions”), on the terms and subject to the conditions set forth in the Merger Agreement, (b) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of the Stockholders, and (c) recommended that the Stockholders approve the Merger Agreement and the consummation by the Company of the Transactions;

WHEREAS, the Board (a) has submitted the Merger Agreement to a vote of the Stockholders, and (b) seeks this written consent of the Stockholders (in lieu of a meeting of the Stockholders) to approve the Merger Agreement and the Transactions;

WHEREAS, the Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the separate corporate existence of the Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, the undersigned Stockholder is the holder of a majority in voting power of the Common Stock, constituting the requisite vote of the Stockholders pursuant to the CCC;

WHEREAS, the undersigned Stockholder has been afforded an opportunity to review the Merger Agreement and to ask questions of the Company regarding the Merger Agreement and the Transactions;

WHEREAS, the undersigned hereby acknowledges that the Merger Agreement provides that the Merger Agreement may be terminated and abandoned at any time prior to the Effective Time (as defined therein), in the manner provided therein, including by the Company and Parent in the manner provided in the Merger Agreement;

WHEREAS, the undersigned Stockholder hereby acknowledges that this Written Consent is irrevocable; and

WHEREAS, the undersigned Stockholder reaffirms that, pursuant to the terms of that certain Support Agreement, dated as of July 20, 2020, by and among the Company, the undersigned Stockholder, Parent and Merger Sub, such Stockholder irrevocably waived any dissenters’, appraisal and similar rights under the CCC or otherwise, in connection with the Merger Agreement and the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholder irrevocably and unconditionally hereby approves the Merger Agreement and the Transactions, in accordance with Sections 152, 603 and 1201 and any other applicable provisions of the CCC; and

FURTHER, RESOLVED, that any specific resolutions that may be required to have been adopted by the Stockholders in connection with the consummation of the Transactions contemplated by the foregoing resolutions be, and the same hereby are, adopted, and that each officer of the undersigned Stockholder be, and hereby is, authorized in the name and on behalf of the undersigned Stockholder to certify as to the adoption of any and all such resolutions.

[Signatures on the Following Page]

The undersigned Stockholder, by executing this written consent in the space provided below, does hereby consent to the adoption of, and does hereby adopt the foregoing resolutions as of the date written below. This written consent shall be filed with the minutes of the proceedings of the Company.

Dated: , 2020	MAJESCO LIMITED

By:
Name:
Title: